NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	Russell A. Johnson	(713) 513-9515

AT Pierpont Communications:	Media	Clint L. Woods	(713) 429-6419

FOR IMMEDIATE RELEASE
MONDAY, JAN. 8, 2007

GROUP 1 AUTOMOTIVE ANNOUNCES APPOINTMENT OF GIGI L. MYUNG AS VICE PRESIDENT OF PURCHASING

HOUSTON, Jan. 8, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the appointment of Gigi L. Myung as vice president of purchasing effective Jan. 2.

In this newly created position, Myung, 44, will oversee all purchasing activities within Group 1 and will be responsible for implementing enterprise-wide procurement processes and creating national purchasing agreements. She will report directly to John C. Rickel, Group 1’s senior vice president and chief financial officer.

“We’re delighted to add Gigi to our management team,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Leveraging our size and scope to realize cost savings in purchasing is an important strategic initiative for 2007. Gigi’s extensive experience in both supply-chain management and the automotive industry makes her the ideal person to lead these efforts as we continue to integrate our organization.”

Myung has more than a decade of experience in sales management, operations, supply chain management, outsourcing solutions and cost-savings initiatives for Fortune 500 companies including W. W. Grainger, The Home Depot and Dell Computer. Most recently, she served as regional vice president of sales at W.W. Grainger, Inc., a broad line supplier of facilities maintenance products. She worked for Toyota Motor Sales and Nissan Motor Company from 1987 to 1994.

Myung earned a bachelor’s degree in petroleum engineering from the University of Tulsa and an MBA and master’s degree in international management from the American Graduate School of International Management at Thunderbird in Glendale, Ariz.

About Group 1 Automotive, Inc.
Group 1 owns 101 automotive dealerships comprised of 143 franchises, 33 brands and 30 collision service centers in Alabama, California, Florida, Georgia, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.